EXHIBIT 10.1

                  WERNER ENTERPRISES, INC.
 LETTER FROM THE COMPANY TO DANIEL H. CUSHMAN, DATED JANUARY
                          15, 2008


          [LETTERHEAD OF WERNER ENTERPRISES, INC.]



                              January 15, 2008



Daniel H. Cushman


Re:  Separation Agreement

Dear Dan:

This letter describes the components of your separation package with Werner Enterprises, Inc. ("Werner"). Any references to "Werner" or "Werner Enterprises" in this agreement shall include Werner Enterprises, Inc. and/or its affiliates and subsidiaries, as the context may require. If you agree to the terms of this letter agreement you will receive the benefits described below.

Termination Date
----------------

Your last day of active employment with Werner will be January 15, 2008, ("Termination Date"). Your 401(k) participation eligibility will end on your Termination Date. Vesting is according to the plan design schedule. Any banked PTO will be paid to you on the first payday following your Termination Date in accordance with the Director Level PTO Policy.

In exchange for your agreement to the remaining terms of this letter agreement which will become effective once you have signed it and you have not exercised your right to revoke within the Revocation Period described below, Werner will, solely for the purpose of allowing you to exercise your currently vested stock options pursuant to the terms and conditions of the Werner Enterprises, Inc. Stock Option Plan (210,421 shares), characterize your termination as a voluntary resignation.


     1.   Post Employment Obligations:

     You agree to make yourself reasonably available to Werner, and will:

          a. Personally provide reasonable assistance and cooperation in providing or obtaining information for Werner, and its representatives, concerning any Werner matter of which you are knowledgeable.

          b. Personally provide to Werner, or its representatives, reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable.

          c. Promptly notify me, in writing, if you receive any request from anyone other than Werner for information regarding any potential claims or proposed litigation against Werner or any of its affiliates.

          d. Refrain from engaging in any conduct, making comments, disparaging remarks or statements, the purpose or effect of which is to harm the reputation, good will, or commercial interests of Werner, its management or leadership, or any of its affiliates.

          e. Refrain from providing any information related to any claim or potential litigation against Werner, or its affiliates to any non-Werner representatives, without either Werner's written permission or being required to provide information pursuant to legal process.

          f. If required by law to provide sworn testimony on Werner matters, you will consult with and have Werner -designated legal counsel present for such testimony. Werner will be responsible for the costs of such designated counsel and you will bear no cost for same. You will confine your testimony to items about which you have actual knowledge rather than speculation, unless otherwise directed by legal process.

          g. You will be reimbursed shortly after an expense statement is received for reasonable preapproved travel, food, lodging and similar out-of-pocket expenses required to fulfill the cooperation provisions above.

          h. For one year from the effective date of this agreement you will not directly or indirectly contact or solicit (or assist another in soliciting) any of the following Werner customers or any parent, subsidiary or affiliate thereof:

               Anheuser-Busch Incorporated
               Proctor & Gamble Distributing LLC
               The Home Depot U.S.A., Inc
               Sears Logistics Services, Inc
               Oldcastle, Inc.

     2.   Confidentiality Agreement:

     As an employee of Werner, you agree that Werner has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of Werner's business, and furthermore, that Werner utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services. For purposes of the Agreement, you acknowledge that "Confidential Information" means Werner's: marketing plans, market positions, pricing information, strategy, budgets, long-range plans, customer information, sales data, personnel information; privileged information, or other information used by or concerning Werner, where such information is not publicly available, or has been treated as confidential.

     You agree that from this time forward you will not, either directly or indirectly, disclose, or use for the benefit of any person, firm, corporation or other business organization or yourself, any "Confidential Information" related to Werner.

     You agree and acknowledge that, except as expressly modified in this Agreement, any agreements that you may have signed with Werner concerning confidentiality, non-competition and non-solicitation remain in full force and effect.

     You agree that you have and will keep the terms and amount of this Agreement completely confidential, except as required by applicable law, and that you have not, nor will you hereafter disclose any information concerning this Agreement to any person other than your present attorneys, accountants, tax advisors, or immediate family, and only if those persons agree to abide by the provisions of the paragraph.


     3.   Return of Company Property

     You agree to return to the Company immediately upon termination, as applicable, your company vehicle and all files, records, documents, reports, computers, cellular telephones and other business equipment, keys, and other physical, personal or electronically stored property of the Company in your possession or control and to further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items without the approval of the Company. You agree to return to the Company immediately upon termination all company-issued credit cards, to immediately cease use of all such cards and to make payment of any and all outstanding balances in accordance with cardholder agreements and the time limitations contained therein. You agree to provide no later than fourteen (14) days after your Termination Date, expense statements for all company authorized expenses, and where charged on company-issued credit cards, to use any reimbursement payments for the purpose of paying such charges.

     4.   Use of Vehicle:

     Werner will allow you the continued use of your company vehicle as requested until January 25, 2008.

     5.   Health Insurance:

     Your active employee health and dental coverage will terminate on January 31, 2008. You will have the right to elect to continue coverage under Werner's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). If you elect COBRA coverage, the Company will subsidize the COBRA rates (that is, you will pay the same rates as if you continued to be employed ($87.00)) through March 31, 2008 or your re-employment, whichever occurs first. This period will be included within your total COBRA continuation eligibility. The Company will not subsidize the rates for coverage after March 31, 2008. You will receive a COBRA notice from the Benefits Department explaining your rights, how to make your election, and the premium payment due dates.

     6.   Release of Werner:

     In exchange for the benefits provided to you by Werner, and except for Werner's obligations hereunder, you hereby release Werner Enterprises, Inc., and each of its agents, directors, officers, employees, representatives, attorneys, affiliates, subsidiaries and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, or under or in concert with any of them (collectively "Releasees"), or any of them, of and from any and all claims of any nature whatsoever, in law or equity, which you ever had, now have, or may have had relating to your employment, or termination of employment. This includes (i) all claims relating to salary, overtime, vacation pay, PTO, incentive bonus plans, and/or severance pay, stock options, and any and all other fringe benefits, for which you were eligible during your employment and (ii) all claims under any employment agreement, change-in-control agreement or other agreements between you and Werner Enterprises, Inc., and/or its subsidiaries or affiliates; (iii) and all claims you may have against the Company or its employees under Title VII of the Civil Rights Act of 1964; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; or any other federal, state, or local law or regulation regarding your employment or termination of employment.

     This release shall not preclude an action to enforce the specific terms of this letter agreement; to any claims based on acts or events after this agreement has become effective; to any unemployment or workers compensation benefits to which you may be entitled; nor to benefits in which you have become vested under the Employee Retirement Income Security Act.

   You understand that you may take up to twenty-one (21) days to decide whether to accept this Agreement. You may also consult with your personal attorney before signing. If we have not received an executed Agreement from you within twenty-one (21) days, any offers made by us in this letter are withdrawn. If you wish, you may sign the Agreement before this deadline, but in no case may you sign it before your Termination Date. If you do decide to sign the Agreement, you have up to seven (7) days after signing (the "Revocation Period") to change your mind. To revoke this Agreement, please notify Dick Reiser, Executive Vice President and General Counsel, in writing within the Revocation Period. No stock options may be exercised until the expiration of the Revocation Period. Therefore the timing of your signature may affect the timing of your ability to exercise options.

   If the above meets with your agreement, please sign and return one copy of this letter to me. An executed copy will be returned to you. In the event that Werner has a reasonable basis to believe you have breached the terms of this Agreement, Werner will consider such breach to be activity contrary to the best interest of Werner and Werner may, in addition to any other rights and remedies, terminate this agreement; offset any claims against you from any current or future sums, stocks, stock options, or rights which may be due you or in which you may claim and interest.


   Sincerely,

   /s/ Richard S. Reiser

   Richard S. Reiser
   Executive Vice President, General Counsel




   ACCEPTANCE
   ----------

   /s/ Daniel H. Cushman               1-18-08
   ______________________________      _______________
   Signature                           Date


   Daniel H. Cushman
   ______________________________
   Printed Name
   (First Name) (Last Name)